EXHIBIT 99.1


Gasco
------
Energy



For Release at 7:00 AM EST on Friday, November 18, 2005

             GASCO ENERGY ANNOUNCES PRICING OF COMMON STOCK OFFERING


DENVER--Nov 18, 2005--Gasco Energy, Inc. (AMEX: GSX), a natural gas and petroleum exploitation, development and production company, today announced that it has priced a public offering of 12,500,000 shares of its common stock at $6.50 per share. Gasco has also granted to the underwriters a 30-day option to purchase up to 1,875,000 additional shares of its common stock solely to cover over-allotments, if any. Closing of the offering is expected to occur on November 23, 2005, and is subject to satisfaction of customary closing conditions. Net proceeds from the offering will be used to fund capital expenditures for the development and exploration of Gasco's oil and natural gas properties and the development of associated infrastructure, working capital and general corporate purposes.


J.P. Morgan Securities Inc. acted as sole book-running manager for the offering and First Albany Capital Inc. acted as joint-lead manager for the offering. Jefferies & Company, Inc. and Petrie Parkman & Co. acted as co-managers for the offering. Copies of the prospectus and related prospectus supplement relating to the offering may be obtained from J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies may also be obtained via email to addressingservices@jpmchase.com).


This press release does not constitute an offer to sell or the solicitation of an offer to buy any shares of Gasco Energy Inc.'s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.


Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044